Exhibit 10.1
Dutcher Employment Agreement
CLASS I EMPLOYEE EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made on February 10, 2008, to be effective on the Acceptance Date (as defined in the Agreement and Plan of Merger, dated as of the date hereof, by and among Phoenix Acquisition Corp., MEDRAD, Inc. (“Medrad”) and the Company (the “Agreement and Plan of Merger”)) (the “Effective Date”), between Possis Medical, Inc., a Minnesota corporation, (the “Company”), and Robert G. Dutcher, an individual residing in the state of Minnesota (the “Executive”).
PREAMBLE
     The Company currently employs the Executive as its President, Chairman and Chief Executive Officer.
     Effective as of September 15, 1999, the Company created a change in control termination pay plan for the benefit of certain of its employees in the event of change of control (as amended, the “Change of Control Plan”), and the Executive is a participant in such plan.
     The Company established on January 28, 2004 that certain Supplemental Executive Retirement Deferred Compensation Agreement (the “SERP Agreement”), pursuant to which the Company agreed to maintain and fund for the benefit of the Executive a SERP account that would become payable to the Executive, among other times, upon a change of control (as defined under the SERP Agreement).
     Pursuant to the Agreement and Plan of Merger Medrad proposes to form a subsidiary that would acquire substantially all of the Company’s capital stock through a tender offer, followed by a merger of such subsidiary with and into the Company, after which the Company would become a wholly-owned subsidiary of Medrad.
     The Company hereby acknowledges that, by virtue of Medrad’s acquiring more than 50% of the outstanding shares of the Company, a Change of Control (as defined in the Change of Control Plan) will have occurred on the Effective Date, and that the duties hereunder are a material diminution in Executive’s authority, duties and responsibilities that constitute “Good Reason” for Executive to cause “Termination of Employment” by Executive under the Change of Control Plan, but the Company desires to retain the future services of Executive and is willing to provide additional benefits in consideration therefor, subject to the terms and conditions of this Agreement. .
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive, intending to be legally bound, do hereby agree as follows:

AGREEMENT
     1. Change of Control Payments. As a consequence of the acquisition as of the Effective Date, the Company hereby acknowledges and agrees that (1) the Executive is entitled to, and the Executive shall be paid within thirty (30) days after the Effective Date, the Cash Bonus set forth in Section 4.3 of the Change of Control Plan and the Gross-Up Payment thereon set forth in Section 4.4 of the Change of Control Plan, and (2) notwithstanding his agreement to resume employment on the revised terms hereunder, but because of such diminution in authority, duties and responsibility and in consideration of his agreement to continue to provide future services, the Company shall pay to Executive, within thirty (30) days after the Effective Date, the Termination Payment set forth in the first paragraph of Section 4.2.1 of the Change in Control Plan as if a Termination of Employment had occurred on the Effective Date, and the Gross-Up Payment thereon due under Section 4.4 of the Change In Control Agreement. Executive agrees that, except as otherwise provided herein, such payments shall be in full satisfaction of the Company’s obligations under Sections 4.2 , 4.3 and 4.4 of the Change of Control Plan and that Executive shall not be entitled to any further payment thereunder upon any subsequent Change of Control, Good Reason, or Termination of Employment event.
     2. Employment. Effective on the Effective Date, the Company hereby employs the Executive as its President, and the Executive hereby accepts such employment and agrees to perform all duties and responsibilities as are set forth in the job description attached hereto as Exhibit A and as may be assigned to him from time to time by the Company’s Board of Directors. The Executive shall devote his full time, best efforts, knowledge, and experience in discharging his duties under this Agreement and shall act in conformity with and be bound by the written and oral policies of the Company and within the limits, budgets, business plans, and instructions established by the Company’s Board of Directors.
     3. Compensation.
          (a) Salary. Commencing on the Effective Date, the Company shall pay the Executive a salary at an annual rate of Three Hundred Ninety Thousand Dollars ($390,000.00) (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule and policies, as in effect from time to time. The Company shall withhold from all payments that it makes pursuant to this Agreement as it determines to be required by applicable law.
          (b) Additional Benefits.
               (i) Welfare Benefits. In consideration for the Executive’s promises contained herein, the Company shall arrange to provide Executive with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar cost and design as the welfare benefits and other employee benefits available to Executive immediately prior to the date of the Change in Control, as defined in the Change of Control Plan. Company’s performance of this obligation shall be made subject and pursuant to the terms and conditions of Section 4.2.1 of the Change of Control Plan, with the exception that the Company hereby agrees to extend this obligation out until the end of the sixtieth (60th) month following the month in which the Change in Control occurs, instead of the thirty-six (36) month time frame contained in Section 4.2.1. No payment hereunder shall be recognized as additional compensation for purposes of any other employee benefit plan sponsored by the Company.
               (ii) Vacation/Sick Days. The Executive shall be entitled to the number of paid holidays and paid vacation days in accordance with the Company’s existing holiday and vacation policy.
               (iii) Reimbursement of Expenses. During the term of the Executive’s employment hereunder, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the lawful and ordinary course of the Company’s business and reported to the Company in accordance with its accounting procedures.
          (c) Incentive Compensation. At the end of the Term, the Executive shall be entitled to receive as incentive compensation a bonus in the amount of Two Hundred Sixty Thousand Dollars ($260,000.00) (the “Incentive Bonus”) payable upon the achievement of such reasonable post-merger objective performance targets as may be established by the Company consistent with similar performance targets established by Medrad for its executives and payable within 30 business days after the relevant financial information becomes available for the period up to and including the end of the Term, but no later than 75 days following the end of the Term.
          (d) SERP. The Company shall honor Executive’s pre-existing SERP Agreement, and shall make the accelerated funding set forth in that SERP Agreement in recognition that a change in control as defined therein has occurred prior to Executive’s sixty-fifth (65th) birthday. Executive will receive payments from the SERP account established pursuant to that SERP Agreement in accordance with the express terms thereof. The Company will not maintain or fund any new or additional supplemental executive retirement deferred compensation agreement account on behalf of Executive beyond that to which Executive is already entitled under the SERP Agreement.
     4. Term and Disability.
          (a) Term. The Executive’s employment hereunder shall commence on the Effective Date and shall terminate on the one year anniversary of the Effective Date (the “Term”), unless sooner terminated pursuant to this Section 4. The Company shall have the right to automatically terminate this Agreement for Cause upon providing written notice to the Executive. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events: (i) the commission by the Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the willful unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of the Executive (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of the Executive to follow the reasonable and lawful written directions of the President of the Company, Company management, or the Board of Directors, in the case of executive officers of the Company, when such directions are consistent with the Executive’s customary duties and responsibilities and where such refusal has continued for more than 10 days following written notice; (iv) willful misconduct as an employee of the Company or an Affiliate which includes the

Executive’s failure to adhere to Company’s ethical code of conduct; (v) gross negligence or willful failure of the Executive to render services to the Company or an Affiliate in accordance with his or her employment arrangement, which negligence or failure amounts to a material neglect of his or her duties to the Company or an Affiliate (except for such failure that results from physical or mental illness); (vi) recurring and regular use of drugs or alcohol or other substance such that Executive becomes significantly impaired in the performance of his or her duties; or (vii) material breach of this Agreement or any other written agreement Executive may have with the Company.
          (b) Total and Permanent Disability or Death. In the event of the death of the Executive, or the Executive’s Total and Permanent Disability (as determined by the Company’s Board of Directors in its sole discretion), this Agreement shall terminate without any further obligation of one party to the other except payment to the legal representative of the Executive of his compensation hereunder to the date of the Executive’s death or the date on which the President has determined that the Executive has suffered a Total and Permanent Disability. For purposes of this Agreement, the term “Total and Permanent Disability” shall mean a mental or physical disability, illness or incapacity of the Executive which renders the Executive unable to perform a substantial portion of his duties as an employee of the Company for a period of three (3) consecutive months or an aggregate period of four (4) months in any twelve (12) month period or that renders the Executive unable to earn a livelihood as an employee of a business comparable to the Company’s business, unless further time is required as a reasonable accommodation under federal or state law or regulation.
     5. Post-term Consultancy. In consideration for the promises contained herein, Executive agrees to provide to the Company, at Company’s request, up to one hundred (100) hours per year of consulting services for a period of two years following the termination of Executive’s employment under this Agreement. Executive shall not be required to perform any consulting services under this section unless he receives an express written request from the Company setting forth the scope of the services requested and the amount of hours the Company requests that he consult with respect to that specific scope. The Company shall not be required to request any consulting services under this section. In the event that the Company, at its discretion, submits a written request to Executive for consulting services, Executive shall be compensated by the Company for such services performed as an independent contractor at a rate of Two Hundred Fifty Dollars ($250.00) per hour, and shall receive such compensation within thirty (30) days of his submission to the Company of a written invoice setting forth the amount of hours worked and a description of the tasks performed. Executive shall also be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the lawful and ordinary course of his performance of requested consulting services that are reported to the Company in accordance with its accounting procedures
     6. Confidential Information; Executive Work.
          (a) Certain Definitions. As used in this Agreement the following terms have the following meanings:

          “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
          “Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Company or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Company and its Affiliates, in each case whether past, present or prospective, including sales and pricing information and procedures, customer lists, and business and marketing plans; (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas, system designs, program materials (including source and object code and system and user documentation), operating processes, equipment design, product specifications, and know-how of the Company and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Affiliates; provided, that Confidential Information does not include (A) information which is or becomes generally known to the public through no act or omission of the Executive and (B) information which has been or hereafter is lawfully obtained by the Executive from a source other than the Company or any of its Affiliates (or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the Company or any of its Affiliates at the time such Confidential Information was or is disclosed to the Executive.
          “Executive Work” means all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by the Executive during the term of his employment with the Company and which are related to the business of the Company.
          (b) Confidential Information.
               (i) Except as provided in clause (ii) below, the Executive will not disclose or use for the Executive’s benefit any Confidential Information.
               (ii) Notwithstanding clause (i) above, the Executive shall be permitted to disclose Confidential Information to the extent, but only to the extent, (1) reasonably necessary to perform the duties hereunder or (2) required by law; provided, that prior to making any disclosure of Confidential Information required by law, the Executive will notify the Company of the Executive’s intent to make the disclosure, and the Company will have the right to participate with the Executive in determining the amount and type of Confidential Information, if any, which must be disclosed in order to comply with applicable law.
               (iii) Promptly after termination of the Executive’s employment with the Company for any reason, the Executive or his/her personal representative will return to the Company any Confidential Information which is in tangible form and which is then in the Executive’s possession.
          (c) Executive Work. All Executive Work is the sole property of the Company and, to the extent applicable, is “work made for hire” under and as defined in the Copyright Act of 1976, 17 U.S.C. §1 et seq. The Executive will promptly disclose to the Company all Executive Work and will execute all such documents and instruments as the Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce the Company’s rights with respect to any Executive Work.
          (d) Cessation of Payments. Without limiting the Company’s rights and remedies hereunder, at law or in equity, the Executive acknowledges and agrees that the right of the Executive to receive and retain any payments otherwise due will be suspended and cancelled if and for so long as the Executive is in breach of any provision of this Section 6. If and when the Executive has cured any such breach and has tendered to the Company any and all economic benefits directly or indirectly received or receivable by the Executive arising therefrom, such right will automatically be reinstated, but only for the remainder of the period, if any, during which such payments are due.
          (e) Employee Affirmation. The Employee acknowledges and agrees that the restrictions set forth in this Section (i) are critical and necessary to protect the Company’s legitimate business interests (including, without limitation, the protection of its confidential or proprietary information, its good will, and its relationship with its customers, clients, employees, and consultants), (ii) are reasonably drawn to this end with respect to duration, scope and otherwise, (iii) are not unduly burdensome or injurious to the public interest, (iv) are supported by adequate consideration and (v) shall inure to the benefit of the Company and its successors and assigns.
          (f) Survival. The provisions of this Section 6 will survive any termination of this Agreement. If the Employee violates any of the restrictions set forth in this Section 6, the duration of the restrictions shall be extended for a period of time equal to the period of time in which the Employee has been in violation.
          (g) Damages. The Executive hereby acknowledges and agrees that the claim for the payment of any damages for breach of the provisions herein contained shall not preclude the Company from seeking injunctive or such other forms of relief as may be obtained in a court of law or equity, and that the Company, in lieu of or in addition to the remedy of damages, may seek injunctive relief prohibiting the Executive from breaching the provisions of this Agreement.
     7. Dispute Resolution. Any disagreement or claim (other than a claim for injunctive relief for violation of Section 6 hereof) arising out of or relating to this Agreement (a “Dispute”),

or the breach thereof, or its termination shall be finally settled by arbitration in Minneapolis, Minnesota pursuant to the rules of the American Arbitration Association regarding employment disputes. In such instances, it is agreed that the Dispute shall be submitted to final and binding arbitration by one arbitrator; provided, however, that either party may request that there be three (3) arbitrators, in which case each party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third. The Executive hereby irrevocably consents to the jurisdiction of the state and federal courts located in the State of Minnesota for the purposes of deciding any claim seeking injunctive relief for any alleged violation of Section 6 hereof, and agrees that any judgment rendered by such courts against the Executive may be entered or executed in any court of competent jurisdiction for enforcement purposes.
     8. Return of Company Property. Promptly after termination of the Executive’s employment hereunder for any reason, the Executive or his personal representative shall return to the Company all property of the Company then in his possession, including without limitation papers, documents, computer disks, keys, credit cards and Confidential Information, and shall neither make nor retain copies of the same.
     9. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	To the Company:

Robert G. Dutcher	Possis Medical, Inc.
8350 Irving Ave. N.W.	Attn: Director of Corporate Services
Annandale, MN 55302	9055 Evergreen Boulevard NW
Minneapolis, MN 55433

With a cc to:	With a cc to:
Dorsey & Whitney LLP	MEDRAD, INC.
50 South Sixth Street	100 Global View Drive
Minneapolis, MN 55402	Warrendale, PA 15086
Attn: Thomas Martin	Attn: General Counsel
or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     11. Miscellaneous. The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement is executed in and shall be governed by and construed in accordance with the laws of Minnesota without giving effect to any conflict of laws provision. This Agreement shall be amended only by written agreement of both parties hereto. This Agreement shall inure to the benefit of the Company and its successors and assigns. The parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in the Agreement will be construed against the party drafting such agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party.
     12. Effectiveness. This Agreement shall become effective on the Effective Date. To the extent that the Agreement and Plan of Merger is terminated and the Acceptance Date (as defined in the Agreement and Plan of Merger) does not occur, the Executive shall have no rights under this Agreement and this Agreement shall be void and of no effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

Executive	POSSIS MEDICAL, INC.
/s/ Robert G. Dutcher	By:
Executive's Name		Name:
Title:

WITNESS:
/s/ Thomas Martin
Thomas Martin